Exhibit 8.2

August 4, 2025	Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

Marex Group plc

155 Bishopsgate

London, EC2M 3TQ

United Kingdom

Registration Statement on Form F-3

Ladies and Gentlemen:

We are rendering this opinion as special United States federal income tax counsel to Marex Group plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the filing of the Company’s registration statement on Form F-3, (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), relating to the Company’s registration and issuance and sale, from time to time, of its senior debt securities (the “Securities”).

We have reviewed the discussions set forth under the heading “Material Tax Considerations—Material U.S. Federal Income Tax Considerations” in the prospectus for the Securities dated August 4, 2025 (the “Prospectus”) and under the heading “U.S. Federal Income Tax Considerations” in the prospectus supplement for Notes, Series A, (the “Notes”) dated August 4, 2025, to the Prospectus (such supplement, the “Prospectus Supplement”). Although the discussions set forth under the heading “Material Tax Considerations—Material U.S. Federal Income Tax Considerations” in the Prospectus and under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement do not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Securities and the Notes, in our opinion such discussions, insofar as such discussions purport to constitute summaries of matters of United States federal income tax law, constitute accurate summaries, in all material respects, of the matters described therein, subject to the assumptions, limitations and qualifications set out therein. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus filed with the Registration Statement. We further consent to your filing a copy of this opinion as Exhibit 8.2 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including

Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)

and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP

Marex Group plc

August 4, 2025

or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosures under the heading “Material Tax Considerations—Material U.S. Federal Income Tax Considerations” set forth in the Prospectus and under the heading “U.S. Federal Income Tax Considerations” set forth in the Prospectus Supplement.

Very truly yours,

/s/ Mayer Brown LLP